Exhibit 99.1

FOR IMMEDIATE RELEASE

Media: Julie Ketay, 312.558.8727

Analysts: Aaron Hoffman, 312.558.8739

SARA LEE SALES AND EARNINGS INCREASED IN THIRD QUARTER OF FISCAL 2004

Sales grew in all five lines of business

Diluted earnings per share increased by 42% to $.47 for the third quarter; net income up 40%

Corporate unit volumes rose 1% during the third quarter

CHICAGO (April 22, 2004) – Sara Lee Corporation today announced that net sales for the third quarter of fiscal 2004, ending March 27, 2004, were $4.7 billion, up 9% compared to $4.4 billion in the prior year’s third quarter. Diluted earnings per share (EPS) were $.47 for the third quarter, an increase of 42% compared to $.33 for last year’s third quarter.

For the first nine months of fiscal 2004, sales were $14.4 billion, up 6% over the same period a year ago. Diluted EPS for the first nine months were $1.15 in fiscal 2004 versus $1.13 in fiscal 2003, an increase of 2%.

During the third quarter, sales benefited from organic growth in all five lines of business: Meats, Bakery, Beverage, Household Products and Branded Apparel, and favorable foreign currency exchange rates, particularly the strong euro.

Cash flow from operations for the third quarter was just over $350 million, contributing to a record nine-month level of $1.4 billion for the company.

In January 2004, the corporation received a cash payment of $119 million as a portion of the contingent requirements associated with the sale of a business in fiscal 1999 was satisfied. This amount was recognized in the corporation’s earnings in the third quarter of fiscal 2004.

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Total media advertising and promotion (MAP) spending decreased 7% in the third quarter, resulting from a 17% decrease in media advertising, partially offset by a 2% increase in other advertising and promotions. For the first nine months of fiscal 2004, MAP spending was flat, with a 1% decrease in media advertising, offset by a 2% increase in other advertising and promotions.

Corporate unit volumes increased 1% during the third quarter. Through the first nine months of fiscal 2004, corporate unit volumes decreased 1%.

“We are pleased to have achieved sales growth during the third quarter in all of Sara Lee’s five lines of business. Our strategy of concentrating our marketing investment and new product development behind our Strategic Investment brands, such as Senseo, Hillshire Farm and Sara Lee, is beginning to bear fruit,” said C. Steven McMillan, chairman, president and chief executive officer of Sara Lee Corporation. “In addition, we are encouraged by the recent improvement in apparel sales at our retail customers, which contributed to Branded Apparel’s top line growth versus the same quarter last year.

“Our cash flow for the first nine months of the year reached a record $1.4 billion, as our dedication to aggressive cost management and selective investment continues to increase the cash productivity of our business. These efforts will continue in the fourth quarter as we also look forward to the results from a number of new product introductions across Sara Lee’s lines of business that will build on the momentum of the successful launches this year.”

Performance Review

A performance review for each line of business follows. All dollar amounts are in millions. Unit volumes exclude acquisitions and divestitures.

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MEATS

Sara Lee Meats is a leader in the branded packaged meats business in the United States, Europe and Mexico.

Third Quarter Highlights

•	Net sales increased significantly on the strength of new convenient products, favorable pricing/product mix and foreign currency effects

•	Pound volumes decreased slightly, but dollar and profit rates per pound continued to climb with the emphasis on new value-added convenient products

•	Raw material costs continued to climb and reached near record levels

•	Operating segment income rose significantly due to favorable mix, margin improvement, lower MAP spending and currency effects

	Third Quarter		Change		Nine Months		Change
In millions	2004	2003	$	%	2004	2003	$	%
Net Sales	$976	$871	$105	12.0	$3,054	$2,770	$284	10.2

Increase / (decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(38)	$38		$—	$(106)	$106
Dispositions	—	—	—		—	4	(4)

Operating segment income	$97	$72	$25	32.1	$313	$275	$38	13.7

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(5)	$5		$—	$(13)	$13
Exit activities and business dispositions	(2)	(1)	(1)		3	7	(4)

Unit volume change vs. 2003

	Third Quarter 2004	Nine Months 2004
Global unit volume	(2)%	0%
U.S.	0%	0%
Retail	(1)%	0%
Deli	5%	8%
Foodservice	1%	(2)%
Europe	0%	(1)%
Mexico	(13)%	(5)%

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Overview

•	Net sales for the third quarter rose 12%, driven by higher net average selling prices in connection with increased raw material costs as well as by new products, favorable product mix and the impact of the strengthening euro. Year-to-date, sales were up 10%.

•	Operating segment income for the quarter was up 32%, driven by higher sales, favorable product mix, lower MAP expense and a favorable currency effect, partially offset by higher raw material costs. Operating segment income for the first nine months was up 14%.

•	MAP expense decreased 21% in the quarter, due to a 12% decline in media advertising spending and a 34% decrease in promotion and other advertising expense, the latter primarily due to timing.

Retail

•	U.S. retail unit volumes were down 1% compared with last year’s third quarter levels, mainly as a result of the higher net average selling prices. The continuing shift in volume to new, value-added products such as Hillshire Farm Deli Select Ultra Thin sliced meats and Jimmy Dean breakfast sandwiches largely offset volume softness in other categories. Similarly in deli, four new bold-tasting chicken varieties were launched, which contributed to volume growth of 5% in the third quarter. Year-to-date, deli volumes were up 8%.

•	The European meats business showed flat unit volumes, but sales and profits were up in the quarter supported by the strengthening of the euro. In Mexico, volumes declined due to the negative effect of both higher commodity costs and the reduced availability of raw materials.

Foodservice

•	Net sales in the quarter were up due to higher pricing to cover increased raw material costs and lower promotion expense. Profits also were up, primarily due to a favorable product mix, improved margins and lower selling and administrative costs. Foodservice unit volumes in the United States were up 1% in the quarter.

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BAKERY

Sara Lee Bakery is a leader in the U.S. fresh baked goods market, and holds important positions in the U.S. and European refrigerated dough and European fresh bread markets. Sara Lee Bakery also enjoys leading positions in frozen baked goods in both the United States and Australia.

Third Quarter Highlights

•	Net sales increased, driven by new products, higher pricing and favorable currency effects

•	Sara Lee brand sales grew significantly, primarily driven by strong performance of the Sara Lee fresh bakery breads

•	Total branded U.S. fresh baked goods sales were up, but regional U.S. fresh baked goods sales were down

•	Operating segment income increased substantially, resulting from continued cost reductions, improved foodservice results, positive mix and growth in Europe

	Third Quarter		Change		Nine Months		Change
In millions	2004	2003	$	%	2004	2003	$	%
Net Sales	$810	$767	$43	5.7	$2,517	$2,451	$66	2.7

Increase / (decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(27)	$27		$—	$(78)	$78

Operating segment income	$26	$11	$15	144.0	$121	$77	$44	57.4

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(2)	$2		$—	$(7)	$7
Exit activities and business dispositions	(4)	—	(4)		(4)	(18)	14
Accelerated depreciation	(3)	—	(3)		(5)	—	(5)

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Unit volume change vs. 2003

	Third Quarter 2004	Nine Months 2004
Global unit volume	(3)%	(3)%
U.S.	(4)%	(4)%
Fresh baked goods	(5)%	(5)%
Refrigerated dough	(2)%	(4)%
Frozen retail	7%	17%
Foodservice	5%	(6)%
Europe	6%	2%
Fresh	5%	3%
Refrigerated	10%	2%

Overview

•	Net sales for the quarter increased 6% as strong sales for Sara Lee fresh breads and frozen retail baked goods in the United States, higher refrigerated dough sales in the United States and Europe, increased sales at the Spanish fresh bread division and favorable currency trends more than offset softness in the U.S. regional fresh bread business. For the first nine months of fiscal 2004, net sales were up 3%.

•	Operating segment income more than doubled compared with the quarter a year ago, primarily driven by cost savings resulting from prior restructuring actions. Improved results at bakery foodservice in the United States, positive pricing and product mix in the U.S. refrigerated dough business, increased sales for Bimbo crustless bread in Spain and favorable foreign currency exchange rates also contributed to the profit increase. Sara Lee Bakery realized these gains in the face of escalating prices for a number of key commodities.

•	Sara Lee branded bakery sales continued to grow, up more than 60% compared with the year-ago period, primarily driven by the success of the new Sara Lee Delightful breads that were launched at the end of the second quarter.

•	MAP spending rose 28% for the quarter and was up 21% year-to-date, primarily due to increased media advertising spending on the Sara Lee and Bimbo brands.

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Fresh Baked Goods

•	Further extending the Sara Lee fresh bread line, four new Sara Lee breads were successfully launched in the United States at the end of the second quarter: Delightful White and Delightful Wheat, fresh breads with fewer carbohydrates and fewer calories; Heart Healthy Multi-Grain bread; and Country Potato bread. Only 18 months after the initial launch of Sara Lee fresh breads, the Sara Lee brand has emerged as America’s No. 1 fresh bakery brand in the combined bread, bun and bagel category.

•	In the third quarter, substantial sales growth for fresh bakery products sold under the Sara Lee brand in the United States drove increased total branded domestic bread sales and an improved product mix for the U.S. fresh business. Regional fresh bread sales, especially in white breads, remained soft and private label sales declined.

•	European baking achieved sales and profit growth in the quarter, primarily driven by the continued success of Bimbo crustless breads in Spain and favorable foreign currency effects.

Refrigerated Dough

•	Results for the U.S. refrigerated dough business benefited from improved pricing, favorable mix and cost savings in the third quarter, more than offsetting weak category and volume trends.

•	The European refrigerated dough business, EuroDough, increased sales and profits in the third quarter through further geographic expansion and favorable foreign currency effects.

Frozen Baked Goods

•	For the third quarter, unit volumes and sales increased for U.S. frozen retail baked goods, mostly due to strong pie sales.

•	In the United States, foodservice bakery unit volumes and sales were up in the third quarter. Profits for the business improved substantially compared to a weak third quarter last year.

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BEVERAGE

Beverage is one of the largest producers of roast and ground coffee in the world, competing in both retail and foodservice categories. Its primary markets are Europe, the United States and Brazil.

Third Quarter Highlights

•	Net sales were up significantly, driven by higher volumes, pricing and currency

•	Unit volumes were up, primarily due to increases in Brazil and the United States

•	Senseo volumes increased dramatically with growth in all markets

•	Operating segment income growth was primarily driven by improvements in Europe and Brazil, and favorable currency effects

	Third Quarter		Change		Nine Months		Change
In millions	2004	2003	$	%	2004	2003	$	%
Net Sales	$801	$706	$95	13.4	$2,314	$2,056	$258	12.6

Increase / (decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(77)	$77		$—	$(211)	$211

Operating segment income	$140	$119	$21	18.3	$361	$326	$35	11.0

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(17)	$17		$—	$(45)	$45

Unit volume change vs. 2003

	Third Quarter 2004	Nine Months 2004
Global unit volume	2%	0%
Retail	4%	1%
Europe	0%	(1)%
U.S.	14%	8%
Brazil	8%	2%
Foodservice	(1)%	(2)%
Europe	(3)%	(3)%
U.S.	0%	(2)%

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Overview

•	Net sales growth of 13% in the quarter was driven by favorable foreign currency exchange rates – particularly for the euro – price increases taken during the year to cover higher green coffee prices, and higher volumes in Brazil and the United States.

•	Global unit volumes were up 2% in the quarter, driven by an 8% volume gain in Brazil and a 14% increase in the U.S. retail channel. In Europe, unit volumes were flat in the retail channel and down 3% in the foodservice business. Volumes for the foodservice coffee business in the United States were flat for the quarter. Year-to-date, global unit volumes were flat.

•	Operating segment income grew 18% in the third quarter, driven primarily by the strengthening of the euro. A favorable product mix in Europe as a result of Senseo’s ongoing success as well as improved results in Brazil contributed to the higher profits. Partially offsetting this growth were lower results for foodservice in Europe and retail in the United States, as well as higher pension costs worldwide.

•	MAP spending for the Beverage business was 8% lower in the quarter as a result of a 29% decrease in media advertising, which was partially offset by a 6% increase in promotion and other advertising spending.

Retail

•	For the quarter, European retail coffee sales growth was primarily driven by the favorable impact of the strengthening of the euro and a favorable product mix as a result of the strong performance of Senseo. Unit volumes in Europe were flat as growth in countries such as France, Denmark, Poland and Germany was offset by volume declines in Spain, Hungary and the Czech Republic.

•	Senseo continued its strong advance in Europe in the third quarter. Senseo volumes grew 78% compared with last year’s third quarter due to strong increases in the Netherlands, Belgium, France and Germany. At the end of the third quarter, Senseo was launched in the United States. Senseo will be distributed through retailers across the country, including mass channel retailers, club stores, department stores, supermarkets and online retailers. The successful, single-serve coffee system is scheduled to be launched in the United Kingdom in the fourth quarter.

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•	Sales in U.S. retail coffee were up for the third quarter and the first nine months as a result of higher volumes. Unit volumes for the third quarter rose 14% as a result of the comparison to a weak quarter last year, and the impact of lower retail prices in the category. Year-to-date, unit volumes were up 8%. Lower operating results in the quarter were due to higher commodity costs and pricing pressure.

•	Results in Brazil continued their growth momentum in the third quarter with volumes up 8%. Sales grew significantly in the quarter and first nine months, driven by higher unit volumes and recent price increases, as well as favorable changes in foreign currency rates. Operating profits also rose as a result of the pricing strategy.

Foodservice

•	Total foodservice coffee sales in the United States were up 3% in the quarter, and rose 1% year-to-date. The company announced a price increase at the end of the third quarter to cover higher green coffee prices and energy costs. Unit volumes in the foodservice coffee market in the United States were flat during the quarter, but down 2% year-to-date as a result of lower same customer sales and heavy competition in the roast and ground coffee segment, partially offset by growth in coffee concentrates.

•	Sales in the European foodservice market were up 22% for the quarter and rose 18% for the first nine months, primarily due to the strengthening of the euro. Foodservice unit volumes decreased 3% during the quarter and year-to-date, mainly due to softness in roast and ground volumes caused by a weak market environment in Europe, which were partially offset by growth in coffee concentrates.

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HOUSEHOLD PRODUCTS

Household Products is Sara Lee’s most global business, with important positions in four core product categories: body care, air care, shoe care and insecticides. This line of business also includes Direct Selling, which reaches consumers through an independent sales force in countries around the world.

Third Quarter Highlights

•	Net sales increased, primarily driven by favorable currency effects and strength in body care and insecticides

•	Operating segment income was up, driven by currency, higher sales and lower costs

•	Overall core category unit volumes increased

	Third Quarter		Change		Nine Months		Change
In millions	2004	2003	$	%	2004	2003	$	%
Net Sales	$599	$512	$87	17.0	$1,743	$1,522	$221	14.5

Increase / (decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(83)	$83		$—	$(172)	$172
Disposition	—	2	(2)		—	2	(2)

Operating segment income	$109	$82	$27	32.2	$279	$246	$33	13.1

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(15)	$15		$—	$(26)	$26
Exit activities and business dispositions	—	—			(2)	—	(2)

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Unit volume change vs. 2003

	Third Quarter 2004	Nine Months 2004
Household & Body Care core unit volume	3%	2%
Body Care	6%	4%
Air Care	(2)%	(4)%
Shoe Care	(9)%	(8)%
Insecticides	19%	18%

Overview

•	Net sales grew 17% in the quarter, primarily driven by favorable foreign currency rates. Moderate sales growth in the body care segment and strong sales growth in insecticides also contributed to the sales increase. Year-to-date, net sales were up 14%.

•	Unit volumes increased 3% in household and body care’s four core categories, driven by strength in body care and insecticides, which was partially offset by volume weakness in shoe care and air care. Year-to-date, unit volumes were up 2%.

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•	Direct Selling results improved in Mexico, Argentina and the Philippines.

•	Operating segment income increased 32% in the quarter as a result of favorable foreign currency exchange rates, higher sales and lower MAP spending.

•	MAP spending for Household Products decreased 9% in the quarter, driven by a 21% decrease in media advertising, partially offset by a 12% increase in promotion and other advertising. MAP spending year-to-date was up 3%.

Household and Body Care

•	In body care, favorable foreign currency exchange rates and sales growth for some of the local European bath and shower brands, particularly Radox (U.K.) and Duschdas (Germany), drove the growth in the third quarter. Sanex for Men, a new range of grooming products especially developed for men’s skin, including shower gel, deodorant and aftershave products, was successfully launched in three European countries.

•	Unit volumes for air fresheners decreased in the quarter in many European markets as a result of category softness and strong price competition. To help counter the soft category trends, the Ambi Pur air freshener line was recently re-launched in Europe with new, harmonized packaging designs. In addition, Ambi Pur 2 in 1 Fresh, a dual-action air freshener for the bathroom, was launched in Europe and Asia. Ambi Pur Car was re-launched in Europe with new diffuser colors and new fragrances.

•	Shoe care unit volumes declined in the quarter, as lower distribution rates in France and slightly lower unit volumes in the United States, were partially offset by sales growth in Africa and China. However, overall net sales for shoe care grew in the third quarter due to favorable foreign currency effects and an improved product mix. Also, Kiwi Fresh Force shoe freshener was launched in eight additional countries during the quarter.

•	Unit volumes and net sales for insecticides grew at double-digit rates in the third quarter, driven by strong sales gains in India and Malaysia. The growth in these two countries was primarily the result of new products launched during the quarter, along with effective media advertising and promotions.

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Direct Selling

•	During the third quarter, Direct Selling net sales increased, primarily due to growth in Mexico, Argentina and the Philippines, as well as favorable currency exchange rates. Direct Selling profits declined slightly in the quarter.

BRANDED APPAREL

Sara Lee’s Branded Apparel line of business includes intimate apparel, knit products and legwear marketed under some of the most powerful brand names in the apparel industry. Sara Lee holds leading share positions in these categories in both North America and Europe.

Third Quarter Highlights

•	Net sales increased, driven by overall retailer sales momentum, strong sales in underwear and casual wear, and favorable currency effects

•	Unit volumes increased due to volume growth in underwear, casual wear and socks

•	Operating segment income declined as a result of pricing pressure, unfavorable mix and increased cotton and pension costs

	Third Quarter		Change		Nine Months		Change
In millions	2004	2003	$	%	2004	2003	$	%
Net Sales	$1,562	$1,495	$67	4.4	$4,805	$4,864	$(59)	(1.2)

Increase / (decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(77)	$77		$—	$(197)	$197
Dispositions	—	20	(20)		—	24	(24)

Operating segment income	$142	$185	$(43)	(23.4)	$401	$607	$(206)	(33.9)

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(5)	$5		$—	$(13)	$13
Exit activities and business dispositions	—	2	(2)		(4)	24	(28)

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Unit volume change vs. 2003

	Third Quarter 2004	Nine Months 2004
Global unit volume	4%	(3)%
Intimate Apparel - Global	(3)%	(5)%
U.S.	(5)%	(8)%
Europe	(1)%	(1)%
Knit Products - Global	15%	0%
U.S.	17%	2%
Europe	5%	(9)%
Legwear – Global	(3)%	(3)%
Sheer Hosiery – Global	(6)%	(8)%
Socks – Global	3%	4%

Overview

•	Net sales were up 4% as higher global unit volumes and favorable foreign currency effects more than offset unfavorable pricing, mainly in the U.S. printables business.

•	Global unit volumes increased 4% in the quarter, primarily driven by strong underwear volumes in the U.S. mass channel and higher volumes in U.S. casual wear and socks. These increases were partially offset by continued declines in worldwide hosiery markets, volume decreases in the U.S. printables market and volume weakness in intimate apparel in the United States and Europe.

•	Operating segment income declined 23% in the quarter due to unfavorable pricing and mix as well as increased cotton and pension costs. Year-to-date, operating segment income was down 34%.

•	MAP spending decreased 5% in the quarter, primarily due to a 27% decline in media advertising as compared to very strong spending in this quarter last year. Promotion and other advertising expenses were up 5% in the third quarter. For the first nine months, MAP spending rose 3%.

Intimate Apparel

•	Worldwide intimate apparel sales in the quarter increased, primarily due to favorable foreign currency effects, which were partially offset by lower unit volumes in the United States.

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•	In the United States, intimate apparel unit volumes fell 5% in the quarter, partially reflecting tough comparisons to the prior year and competition from private labels.

•	Successful new products, such as Playtex Thank Goodness It Fits and Playtex Secrets in the department store channel and Hanes Her Way Pure Bliss in the mass channel, helped offset some of the volume weakness.

•	In Europe, unit volumes for intimates decreased 1% in the quarter, as strong volumes for Dim and Playtex in France and private label in the United Kingdom were offset by volume softness in our branded business in Spain, Italy and the United Kingdom.

•	Profits for intimate apparel increased in the quarter, mainly as a result of favorable foreign currency effects, partially offset by lower unit volumes and sales in the United States.

Knit Products

•	Knit Products sales increased primarily due to strong growth in underwear and casual wear, partially offset by weakness in printables. Profits declined primarily due to higher cotton costs, pricing pressures and unfavorable sales mix.

•	U.S. underwear unit volumes and sales were up 28% and 23%, respectively, driven by excellent sales at key mass retailers. An earlier Easter also helped increase shipments in the third quarter.

•	New Hanes ComfortSoft, men’s underwear with the comfortable tagless waistband, performed well in the mass channel during the quarter. In the women’s underwear segment, sales for Hanes Authentic, on-trend underwear for young women, and Hanes Her Way Body Creations panties continued to perform well.

•	Internationally, underwear unit volumes were up 8% in the quarter, due to the ongoing success of Dim Men in France and higher unit volumes for private label women’s underwear in the United Kingdom.

•	Unit volumes for U.S. active wear were flat in the quarter, as strong volumes in casual wear, driven by T-shirt sales for Hanes, Hanes Her Way and Just My Size, were offset by volume softness for Champion and volume declines in the printable T-shirt business, which was a result of continued strong price competition in the category.

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Legwear

•	Net legwear sales increased in the quarter, due to favorable currency impacts and growth in socks in the United States.

•	Profits for legwear decreased in the quarter, primarily driven by continued declines in worldwide sheer hosiery markets, partially offset by higher profits for socks in the United States.

•	Worldwide unit volumes for legwear decreased 3% in the quarter, combining a 3% unit volume increase for socks with a 6% decline for sheer hosiery. Volume growth for socks was driven by continued strong retail sales growth in the U.S. mass retail channel.

Net Interest Expense, General Corporate Expenses, Tax Rate and Share Repurchase

Net interest expense was $42 million for the third quarter, compared to $49 million in last year’s third quarter. The decline in interest expense was primarily due to lower rates on floating rate debt.

General corporate expenses were $106 million in the third quarter of fiscal 2004, compared to $67 million in the comparable period of the prior year. The increase primarily was due to the centralization of certain finance and marketing functions; higher pension and employee benefit costs; and costs associated with stock compensation for certain former Earthgrains employees.

The effective tax rate was 17.6% for the third quarter of fiscal 2004, compared to 18.1% in the prior year’s quarter.

During the third quarter of fiscal 2004, Sara Lee Corporation repurchased 3.6 million shares of its common stock at an average price of $20.79 per share. Year-to-date, the company has repurchased 18 million shares at an average price of $19.42 per share. Approximately 35 million shares remain authorized by the board of directors for repurchase.

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Receipt of Contingent Sale Proceeds

The corporation sold its European cut tobacco business in 1999. Under the terms of that agreement, the corporation can receive an annual cash payment of 95 million euros if tobacco continues to be a legal product in the Netherlands, Germany and Belgium through 2010. The legal status of tobacco in each country accounts for a portion of the total contingency with the Netherlands accounting for 67%, Germany 22% and Belgium 11%. If tobacco ceases to be a legal product within any of these countries, the corporation forfeits the receipt of all future amounts related to that country. In January 2004, the contingencies associated with the first payment passed and the corporation received a cash payment of 95 million euros. This was equivalent to $119 million based upon exchange rates on the date of receipt, and this amount was recognized in the corporation’s earnings in the third quarter of fiscal 2004. This transaction increased diluted EPS within the quarter and nine months year-to-date by $.15 per share.

Exit and Business Disposition Activities

In the third quarter and first nine months of fiscal 2004, exit and business disposition activities reduced diluted EPS by $.01 and $.02, respectively. Exit and business disposition activities in fiscal 2003 had no net impact on diluted EPS in the third quarter and increased that measure by $.01 in the first nine months.

In the third quarter of fiscal 2004, the corporation’s management approved actions to sever certain employees in its European Meat and U.S. Bakery operations, which resulted in a pretax charge of $6 million. A pretax charge of $11 million was recognized for exit and business disposition activities in the first nine months of fiscal 2004. This amount consists of $20 million of costs related to severance and plant closure costs, offset by $9 million of gains related to the dispositions of the corporation’s minority ownership position in Johnsonville Foods Inc., the assets of an Italian hosiery business and a Brazilian household and body care operation. Through the date-of-sale, the Italian hosiery business had sales of $44 million and an operating loss of $2 million. The Brazilian household and body care operation had net sales of $7 million through the date-of-sale and no material operating income or loss. Cash proceeds from the sale of investments and businesses through the first nine months of fiscal 2004 totaled $119 million.

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Exit and business disposition actions recognized in the third quarter and first nine months of fiscal 2004 reduced net income by $4 million and $8 million, respectively. During the first nine months of fiscal 2003, business disposition and exit activities increased pretax profits and net income by $13 million and $12 million, respectively.

Outlook

Sara Lee’s management currently expects diluted EPS for the fourth quarter of fiscal 2004 to fall within a range of $.41 to $.45, compared to $.37 in the year-ago period. Full-year fiscal 2004 diluted EPS are expected to be in a range of $1.56 to $1.60, compared to $1.50 in fiscal 2003.

Management expects the challenging market conditions that affected operations in the third quarter of fiscal 2004, including higher raw material costs and competitive pricing in printables, to continue into the fourth quarter of this year. For full fiscal 2004, however, four of the company’s five lines of business – Meats, Bakery, Beverage and Household Products – are expected to show good gains in operating segment income, driven by higher sales from new product activity, select price increases to cover higher raw material costs and an improved economic and retail environment. Branded Apparel operating segment income will be down for the year, although it is expected to be up in the fourth quarter as new product activity and a better market environment drive performance. At current exchange rates, foreign currency translations, primarily relating to the euro, are expected to have a positive impact on fiscal 2004 results.

Webcast

Sara Lee Corporation’s review of third quarter results for fiscal 2004 will be broadcast live via the Internet today at 9 a.m. CDT. During the webcast, the company will discuss third quarter results and provide an outlook for the fourth quarter and full fiscal year.

The live webcast can be accessed at www.saralee.com, and is anticipated to conclude by 10 a.m. CDT. For people who are unable to listen to the webcast live, the earnings review will be available two hours following the completion of the webcast in the Investors section of the Sara Lee corporate website until Thursday, May 6, 2004.

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Forward-looking Statements

This news release contains forward-looking statements regarding Sara Lee’s business prospects, costs and operating results, including statements contained under the heading “Outlook.” In addition, from time to time, in oral statements and written reports, the corporation discusses its expectations regarding the corporation’s future performance by making “forward-looking statements” preceded by terms such as “expects,” “projects” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the corporation wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are the following: (i) impacts on reported earnings from fluctuations in foreign currency exchange rates, particularly the euro given Sara Lee’s significant concentration of business in Western Europe; (ii) significant competitive activity, including advertising, promotional and price competition, and changes in consumer demand for Sara Lee’s products; (iii) a significant change in Sara Lee’s business with any of its major customers, such as Wal-Mart, the corporation’s largest customer, including changes in the level of inventory these customers decide is necessary to service their consumers; (iv) the impact of volatility in the equity markets and interest rates on the funded status and annual expense of the corporation’s defined benefit pension plans and the impact of such changes on consumer spending; (v) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries due to changing business conditions, the financial condition of suppliers and political environments; (vi) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions, particularly Earthgrains, and the impact of changing interest rates and the cost of capital on the discounted value of those planned cash flows; (vii) Sara Lee’s ability to realize the estimated savings and productivity improvements associated with prior restructuring initiatives; (viii) fluctuations in the cost and availability of various raw materials; (ix) the impact of various food safety issues on the consumption of meat products in the United States and parts of Europe and the profitability of the corporation’s meat business; (x) credit and other business risks associated with customers operating in a highly competitive retail environment;

Sara Lee Sales and Earnings Increased in

Third Quarter of Fiscal 2004 – Page 21

(xi) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance; and (xii) the settlement of a number of ongoing reviews of the corporation’s income tax filing positions in the United States and other jurisdictions. In addition, the corporation’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where the corporation competes. We have provided additional information in our Form 10-K for fiscal 2003, which readers are encouraged to review, concerning factors that could cause actual results to differ materially from those in the forward-looking statements. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Description

Sara Lee Corporation (www.saralee.com) is one of the world’s leading branded consumer packaged goods companies, selling its products in nearly 200 countries. The company has three global businesses – Food and Beverage, Branded Apparel, and Household Products – through which it manufactures and markets products of exceptional quality and value under leading, well-known brand names such as Sara Lee, Earth Grains, Jimmy Dean, Douwe Egberts, Chock full o’ Nuts, Hanes, Playtex, Bali, Dim, Kiwi, Ambi Pur and Sanex.

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Consolidated Statements of Income	Sara Lee Corporation (NYSE)

(in millions, except per share amounts)

	Thirteen Weeks Ended			Thirty-Nine Weeks Ended
	March 27, 2004	March 29, 2003	Percent Change	March 27, 2004	March 29, 2003	Percent Change
Net sales	$4,745	$4,350	9.1%	$14,428	$13,660	5.6%

Cost of sales	2,888	2,604		8,826	8,230
Selling, general and administrative expenses	1,471	1,370		4,459	4,170
(Income from) charges for exit activities and business dispositions	6	(1)		11	(13)
Contingent sale proceeds	(119)	—		(119)	—
Interest expense	63	70		195	205
Interest income	(21)	(21)		(61)	(58)

	4,288	4,022		13,311	12,534

Income before income taxes	457	328	38.8	1,117	1,126	(0.8)
Income taxes	81	59		199	201

Net income	$376	$269	39.6	$918	$925	(0.7)

Net income per common share
Basic	$0.47	$0.34	38.2	$1.17	$1.17	—

Diluted	$0.47	$0.33	42.4	$1.15	$1.13	1.8

Average shares outstanding
Basic	791	781		787	782

Diluted	797	813		798	814

See accompanying Notes to Financial Statements.

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Operating Results by Industry Segment	Sara Lee Corporation (NYSE)

(in millions)

	Thirteen Weeks Ended
	Sales			Operating Income
	March 27, 2004	March 29, 2003	Percent Change	March 27, 2004	March 29, 2003	Percent Change
Sara Lee Meats	$976	$871	12.0%	$97	$72	32.1%
Sara Lee Bakery	810	767	5.7	26	11	NM
Beverage	801	706	13.4	140	119	18.3
Household Products	599	512	17.0	109	82	32.2
Branded Apparel	1,562	1,495	4.4	142	185	(23.4)

Total sales and operating segment income	4,748	4,351	9.1	514	469	9.3
Intersegment sales	(3)	(1)	NM	—	—	—
Amortization of identifiable intangibles	—	—	—	(28)	(25)	(13.5)
General corporate expenses	—	—	—	(106)	(67)	(59.0)
Contingent sale proceeds	—	—	—	119	—	—

Total net sales and operating income	4,745	4,350	9.1	499	377	31.7
Net interest expense	—	—	—	(42)	(49)	15.6

Net sales and income before income taxes	$4,745	$4,350	9.1%	$457	$328	38.8%

	Thirty-Nine Weeks Ended
	Sales			Operating Income
	March 27, 2004	March 29, 2003	Percent Change	March 27, 2004	March 29, 2003	Percent Change
Sara Lee Meats	$3,054	$2,770	10.2%	$313	$275	13.7%
Sara Lee Bakery	2,517	2,451	2.7	121	77	57.4
Beverage	2,314	2,056	12.6	361	326	11.0
Household Products	1,743	1,522	14.5	279	246	13.1
Branded Apparel	4,805	4,864	(1.2)	401	607	(33.9)

Total sales and operating segment income	14,433	13,663	5.6	1,475	1,531	(3.7)
Intersegment sales	(5)	(3)	(50.7)	—	—	—
Amortization of identifiable intangibles	—	—	—	(78)	(74)	(6.2)
General corporate expenses	—	—	—	(265)	(184)	(44.0)
Contingent sale proceeds	—	—	—	119	—	—

Total net sales and operating income	14,428	13,660	5.6	1,251	1,273	(1.8)
Net interest expense	—	—	—	(134)	(147)	9.3

Net sales and income before income taxes	$14,428	$13,660	5.6%	$1,117	$1,126	(0.8)%

See accompanying Notes to Financial Statements.

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Consolidated Balance Sheets	Sara Lee Corporation (NYSE)

(in millions)

	March 27, 2004	June 28, 2003
ASSETS
Cash and equivalents	$703	$942
Trade accounts receivable	2,082	1,928
Inventories	2,749	2,704
Other current assets	452	378
Net assets held for sale	1	1

Total current assets	5,987	5,953
Other non-current assets	205	284
Property, net	3,307	3,350
Trademarks and other identifiable intangibles, net	2,063	2,110
Goodwill	3,416	3,387

	$14,978	$15,084

LIABILITIES AND EQUITY
Notes payable	$125	$75
Accounts payable	1,231	1,286
Accrued liabilities	2,977	2,834
Current maturities of long-term debt	1,355	1,004

Total current liabilities	5,688	5,199
Long-term debt	4,284	5,157
Deferred income taxes	227	200
Pension obligation	1,178	1,178
Other non-current liabilities	1,037	901
Minority interest in subsidiaries	78	358
Preferred stock	—	39
Common stockholders’ equity	2,486	2,052

	$14,978	$15,084

See accompanying Notes to Financial Statements.

Notes to Financial Statements

1.)	Exit and Business Disposition Activities

In the third quarter and first nine months of fiscal 2004, exit and business disposition activities reduced diluted EPS by $0.01 and $0.02, respectively. Exit and business disposition activities in fiscal 2003 had no net impact on diluted EPS in the third quarter and increased that measure by $0.01 in the first nine months.

In the third quarter of fiscal 2004, the corporation’s management approved actions to sever certain employees in its European Meat and U.S. Bakery operations which resulted in a pretax charge of $6 million. A pretax charge of $11 million was recognized for exit and business disposition activities in the first nine months of fiscal 2004. This amount consists of $20 million of costs related to severance and plant closure costs offset by $9 million of gains related to the disposition of the corporation’s minority ownership position of Johnsonville Foods Inc., the assets of an Italian hosiery business and a Brazilian household and body care operation. Through the date-of-sale, the Italian hosiery business had sales of $44 million and an operating loss of $2 million. The Brazilian household and body care operation had net sales of $7 million through the date-of-sale and no material operating income or loss. Cash proceeds from the sale of investments and businesses through the first nine months of 2004 totaled $119 million. Exit and business dispositions actions recognized in the third quarter and first nine months of fiscal 2004 reduced net income by $4 million and $8 million, respectively.

During the first nine months of fiscal 2003, business disposition and exit activities increased pretax profits and net income by $13 million and $12 million, respectively.

2.)	Receipt of Contingent Sale Proceeds

The corporation sold its European cut tobacco business in 1999. Under the terms of that agreement, the corporation can receive an annual cash payment of 95 million euros if tobacco continues to be a legal product in the Netherlands, Germany and Belgium through 2010. The legal status of tobacco in each country accounts for a portion of the total contingency with the Netherlands accounting for 67%, Germany 22% and Belgium 11%. If tobacco ceases to be a legal product within any of these countries, the corporation forfeits the receipt of all future amounts related to that country. In January 2004, the contingencies associated with the first payment passed and the corporation received a cash payment of 95 million euros. This was equivalent to $119 million based upon exchange rates on the date of receipt, and this amount was recognized in the corporation’s earnings in the third quarter of 2004. This transaction increased diluted EPS within the quarter and nine months year-to-date by $.15 per share.